Exhibit 99.1

rue21 Stockholders Approve Acquisition by Funds Advised by Apax Partners

Warrendale, PA and New York, NY, September 19, 2013 – rue21, inc. (NASDAQ:RUE) (“rue21” or the “Company”), a leading specialty apparel retailer of girls and guys apparel and accessories, today announced that, based on a preliminary vote tally from the special meeting of stockholders, rue21 stockholders have approved the previously announced merger agreement under which funds advised by Apax Partners will acquire the shares of rue21 for $42.00 per share in cash. Approximately 99.7% of the shares voted at today’s meeting voted in favor of the agreement, including 99.6% of shares voted by stockholders unaffiliated with the SKM II funds.

“We are pleased that our stockholders recognize the significant merits of this transaction,” said Bob Fisch, President, Chief Executive Officer and Chairman of rue21. “We look forward to completing the transaction quickly and to working with the Apax team toward achieving our long-term objectives as a leading growth specialty retailer.”

The transaction is expected to close in early October 2013, at which time rue21 will cease to be traded on NASDAQ.

About rue21, inc.

rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. rue21 currently operates 971 stores in 47 states. Learn more at www.rue21.com.

Forward-Looking Statements

This release may include predictions, estimates and other information that might be considered forward-looking statements, including, without limitation, statements relating to the completion of this transaction. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) conditions to the closing of the transaction may not be satisfied; (2) the transaction may involve unexpected costs, liabilities or delays; (3) the business of rue21 may suffer as a result of uncertainty surrounding the transaction; (4) the outcome of any legal proceedings related to the transaction; (5) rue21 may be adversely affected by other economic, business, and/or competitive factors; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (7) the ability to recognize benefits of the transaction; (8) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (9) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of rue21 are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended February 2, 2013, which is available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, rue21 undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Contacts

For rue21	For Apax Partners

George Sard/Andrew Cole/Brooke Gordon	Sarah Rajani
Sard Verbinnen & Co	Apax Partners
Tel: 212-687-8080	Tel: +44 (0)20 7872 6573
Email: bgordon@sardverb.com	Email: sarah.rajani@apax.com

Joseph Teklits/Jill Gaul	US inquiries
ICR, Inc	Todd Fogarty
Tel: 203-682-8200	Kekst and Company
Email: jteklits@icrinc.com	Tel: +1 212 521 4854
Email: jill.gaul@icrinc.com	Email: todd-fogarty@kekst.com